UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2010 (September 8, 2010)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:  Glimcher Realty Trust (the “Registrant”) filed a Form 8-K on September 8, 2010 (the “September Form 8-K”) to disclose, among other matters, the execution of a purchase agreement by an affiliate of the Registrant to purchase additional development property adjacent to Scottsdale Quarter®, a retail and office complex located in Scottsdale, AZ and operated by an affiliate of the Registrant.  The purpose of this Form 8-K/A is to amend the disclosure in Item 8.01 of the September Form 8-K to correct the amounts disclosed to describe how the purchase price for the aforementioned land would be funded. This Form 8-K/A contains only the sections of the September Form 8-K that are being amended and does not affect other sections or exhibits of the September Form 8-K not discussed herein.  This Form 8-K/A continues to speak as of the date of the September Form 8-K and we have not updated the disclosure contained herein to reflect events that may have occurred since the filing of the September Form 8-K.  Accordingly, this Form 8-K/A should be read in conjunction with the Registrant’s other filings, if any, made with the Securities and Exchange Commission (“SEC”) subsequent to the filing of the September Form 8-K, including any amendments to those filings, if any.

Item 8.01 Other Events.

On September 8, 2010, the Registrant also announced that in connection with the transaction contemplated by the Agreement, Glimcher Properties Limited Partnership (“GPLP”), an affiliate of the Registrant and the Company, executed a non-binding loan commitment with an affiliate of Deutsche Bank for a Seventy Million Dollar ($70,000,000) non-recourse mortgage loan (the “Loan”) for which the fee simple interest in the Property and the ground lessor’s interest under the Ground Lease will serve as collateral.  The Loan will have a term of five years. The Company will use the Loan proceeds to pay a portion of the purchase price for the Property. The Company expects to complete the Loan transaction on the Closing Date.

Contemporaneously with the execution of the Agreement, the Company also executed a purchase agreement with affiliates of Sucia to purchase the fee simple interest in additional development property that comprises a portion of Scottsdale Quarter identified as Phase III (the “Phase III Property”).  The purchase price for the development land is approximately Twenty-Five Million Four Hundred and Fifty Thousand Dollars ($25,450,000).  The Company will fund the purchase price by: (i) assuming an existing mortgage loan that encumbers the subject property and has a balance of Twelve Million Five Hundred Thousand Dollars ($12,500,000), (ii) receiving Three Million Five Hundred Thousand Dollars ($3,500,000) in financing from the sellers, and (iii) paying Nine Million Four Hundred and Fifty Thousand Dollars ($9,450,000) in cash.  The Company expects to complete this transaction by the end of fiscal year 2010.

An affiliate of the Seller (the “WC Partner”) owns a 50% joint venture interest in the Company.  Contemporaneously with the execution of the Agreement, Glimcher Kierland Crossing, LLC, the owner of the remaining 50% joint venture interest in the Company and a subsidiary of the Registrant, executed a purchase agreement with the WC Partner pursuant to which Glimcher Kierland Crossing, LLC shall acquire for a nominal amount all of the WC Partner’s joint venture interest in the Company and the Company shall become a wholly-owned subsidiary of the Registrant. The Company expects to complete this transaction by the end of fiscal year 2010.

Forward Looking Statements

This Current Report on Form 8-K/A contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (“JV”) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, impact of competition, impact of future acquisitions and divestitures, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated (including the failure to complete the transactions described herein), the failure to fully recover tenant obligations for common area maintenance, taxes and other property expenses, material changes in our dividend rates on our securities or the ability to pay our divided on our common shares or other securities, failure of the Registrant to qualify as real estate investment trust, the impact of changes in tax legislation and, generally our tax position, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, our failure to comply or remain compliant with the covenants in our debt instruments, including, but not limited to, the covenants under our corporate credit facility, bankruptcies of and other failures to perform by lending institutions within our construction loans and corporate credit facility, the failure to achieve estimated sales prices and proceeds from the sale of malls, the failure to achieve earnings/funds from operations targets or estimates, increases in impairment charges, inability to exercise available extension options on debt instruments, additional impairment charges, as well as other risks listed from time to time in the Registrant’s reports filed with the SEC or otherwise publicly disseminated by the Registrant.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: October 14, 2010	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary

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